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As filed with the Securities and Exchange Commission on May 26, 2004

Registration Statement No. 33-94869

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioTransplant Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3119555 (I.R.S. Employer Identification No.)

c/o Verdolino & Lowey P.C.
124 Washington Street
Suite 101
Foxborough, MA 02035
Telephone: (508) 543-1720
(Address, including zip code, and
telephone number, including area code,
of registrant's principal executive offices)

Copies to:
Keith Lowey Verdolino & Lowey P.C. 124 Washington Street Suite 101 Foxborough, MA 02035 Telephone: (508) 543-1720	Steven Singer, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000

Approximate date of commencement of proposed sale to public: Not Applicable.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

        On January 8, 2000, BioTransplant Incorporated ("BioTransplant" or the "Company") filed a registration statement on Form S-3 (File No. 33-94869), as amended on February 7, 2000, registering 1,913,095 shares of BioTransplant common stock, $.01 par value per share (the "Common Stock"), in connection with the resale of Common Stock and shares of Common Stock underlying warrants. This registration statement was declared effective on February 9, 2000.

        On February 27, 2003, BioTransplant and its subsidiary, Eligix, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court"). On April 13, 2004, the Bankruptcy Court entered an order confirming the Chapter 11 liquidating plan (the "Plan"). The effective date of the Plan (the "Effective Date") occurred on April 26, 2004. In accordance with the Plan, as of the Effective Date, all outstanding shares of Common Stock were cancelled.

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 is being filed solely to remove from registration any shares of Common Stock which remain unsold under such Registration Statement as of the date of the Post-Effective Amendment No. 1.

SIGNATURES

        Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough, Commonwealth of Massachusetts on the 24th day of May, 2004.

BIOTRANSPLANT INCORPORATED
By:
/s/ KEITH LOWEY Keith Lowey Trustee*
*
Duly authorized under Section 5 of the Chapter 11 Plan of the Registrant confirmed by Order of the United States Bankruptcy Court for the District of Massachusetts (Chapter 11 Case No. 03-11585) entered April 14, 2004.

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Explanatory Note
SIGNATURES